Exhibit 99.1

URBAN OUTFITTERS, INC.

Fourth Quarter Results

Philadelphia, PA – March 7, 2016

For Immediate Release	Contact:	Oona McCullough
Director of Investor Relations
(215) 454-4806

Urban Outfitters Reports $1 Billion in Q4 Sales

PHILADELPHIA, PA, March 7, 2016 – Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle specialty retail company operating under the Anthropologie, Bhldn, Free People, Terrain and Urban Outfitters brands, today announced net income of $73 million and $224 million for the three months and year ended January 31, 2016, respectively. Earnings per diluted share were $0.61 and $1.78 for the three months and year ended January 31, 2016, respectively.

Total Company net sales for the fourth quarter of fiscal 2016 were flat at $1.01 billion compared to the same quarter last year. Comparable Retail segment net sales, which include our comparable direct-to-consumer channel, decreased 2%. Comparable Retail segment net sales increased 2% at Free People and decreased 2% at the Anthropologie Group and 3% at Urban Outfitters. Wholesale segment net sales increased 29% partially due to delayed shipments from the third quarter carrying over into the fourth quarter.

For the year ended January 31, 2016, total Company net sales increased to $3.4 billion or 4% over the prior year. Comparable Retail segment net sales increased 2%. Wholesale segment net sales increased 15%.

“While apparel sales underperformed during the fourth quarter, I am pleased with the merchandise margin improvement delivered by the brands,” said Richard A. Hayne, Chief Executive Officer. “Additionally, our expansion categories performed above our expectations and continue to give us confidence in our future growth opportunities,” finished Mr. Hayne.

Net sales by brand and segment for the three and twelve month periods were as follows:

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,
Net sales by brand	2016	2015	2016	2015
Urban Outfitters	$415,830	$438,369	$1,393,328	$1,385,070
Anthropologie Group [1]	419,094	420,045	1,442,254	1,407,216
Free People	178,482	152,630	609,552	530,791

Total Company	$1,013,406	$1,011,044	$3,445,134	$3,323,077

Net sales by segment
Retail Segment	$938,681	$953,277	$3,184,955	$3,097,274
Wholesale Segment	74,725	57,767	260,179	225,803

Total Company	$1,013,406	$1,011,044	$3,445,134	$3,323,077

[1]	Anthropologie Group consists of the Anthropologie, Bhldn and Terrain brands

For the three months ended January 31, 2016, the gross profit rate declined by 12 basis points versus the prior year’s comparable period. The decline in gross profit rate was driven by approximately 100 basis points of deleverage in delivery and fulfillment center expense, primarily related to the increased direct-to-consumer sales penetration and the impact of the transition of our South Carolina fulfillment center to Gap, Pennsylvania. Gross margin rate was further impacted by additional deleverage related to higher store occupancy costs, store impairment charges and the negative impact of foreign currency. These decreases were almost entirely offset by approximately 200 basis points of improvement in maintained margins primarily driven by significant improvement in the Urban Outfitters brand markdown rate.

During the three months ended January 31, 2016, the Company incurred store impairment charges of $9 million, with $7 million of this charge negatively affecting gross profit and $2 million negatively affecting selling, general and administrative expenses. The store impairment charges related to four Urban Outfitters stores, three stores in Europe and one store in the United States, and one Anthropologie store in Canada.

For the year ended January 31, 2016, the gross profit rate declined by 47 basis points versus the prior year’s comparable period. The decline in gross profit rate was primarily driven by higher delivery and fulfillment center expenses, largely related to incremental costs associated with the Gap, Pennsylvania, fulfillment center transition, increased direct-to-consumer sales penetration and store impairment charges.

As of January 31, 2016, total inventories decreased by $28 million, or 8%, on a year-over-year basis. The decrease in total inventories is primarily related to the decline in comparable Retail segment inventories, which decreased 6% at cost and 8% in units.

For the three months ended January 31, 2016, selling, general and administrative expenses, expressed as a percentage of net sales, increased by 65 basis points when compared to the prior year period. For the year ended January 31, 2016, selling, general and administrative expenses, expressed as a percentage of net sales, increased 26 basis points when compared to the prior year period. The increase in both periods is primarily due to an increase in marketing expense to support our customer acquisition and retention efforts and an increase in technology related expenses used to support our omni-channel initiatives.

The Company’s effective tax rate for the fourth quarter of fiscal 2016 was 36.9% compared to 35.0% in the prior year period. The higher quarterly tax rate is primarily due to a change in foreign and state tax positions.

On February 23, 2015, the Company’s Board of Directors authorized the repurchase of 20 million common shares under a share repurchase program. Under this authorization, the Company repurchased and subsequently retired a total of 12.7 million common shares for approximately $382.5 million during the year ended January 31, 2016.

On May 27, 2014, the Company’s Board of Directors authorized the repurchase of 10 million common shares under a share repurchase program. During the year ended January 31, 2016, the Company repurchased and subsequently retired 2.3 million shares at a total cost of $82.8 million, which completed this authorization. The Company repurchased and subsequently retired 7.7 million common shares at a total cost of $258.2 million during fiscal 2015.

In summary, for the year ended January 31, 2016, the Company repurchased and subsequently retired a total of 15.0 million shares at a total cost of $465.3 million under both authorizations.

On July 1, 2015, the Company entered into a five-year $400 million asset-based revolving credit facility with a group of lenders, with JPMorgan Chase Bank N.A. as administrative agent. The new credit facility replaced the Company’s existing $175 million line of credit facility with Wells Fargo Bank, National Association, which was set to expire in March 2019, and is secured by the Company’s eligible inventory and accounts receivable. As of January 31, 2016, borrowings under the new revolving credit facility totaled $150 million. All borrowings under the revolving credit facility were used to fund the repurchase of common shares of the Company.

During the year ended January 31, 2016, the Company opened a total of 31 new stores including: 14 Anthropologie Group stores, 13 Free People stores, and 4 Urban Outfitters stores; and closed 5 stores including: 2 Urban Outfitters stores, 2 Anthropologie Group stores and 1 Free People store.

Urban Outfitters, Inc. is an innovative specialty retail company which offers a variety of lifestyle merchandise to highly defined customer niches through 240 Urban Outfitters stores in the United States, Canada, and Europe, catalogs and websites; 218 Anthropologie Group stores in the United States, Canada and Europe, catalogs and websites; 114 Free People stores in the United States and Canada, catalogs and websites; and Free People wholesale, which sells its product to approximately 1,800 specialty stores and select department stores worldwide, as of January 31, 2016.

A conference call will be held today to discuss fourth quarter results and will be webcast at 5:00 pm. ET at:

http://edge.media-server.com/m/p/b7rtu39y/lan/en

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may constitute forward-looking statements. When used in this release, the words “project,” “believe,” “plan,” “will,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, lowered levels of consumer confidence and higher levels of unemployment, continuation of lowered levels of consumer spending resulting from a worldwide political and economic crisis, any effects of terrorist acts or war, natural disasters or severe weather conditions, availability of suitable retail space for expansion, timing of store openings, risks associated with international expansion, seasonal fluctuations in gross sales, the departure of one or more key senior executives, import risks, including potential disruptions and changes in duties, tariffs and quotas, the closing of any of our distribution centers, our ability to protect our intellectual property rights, risks associated with internet sales, response to new store concepts, failure of our manufacturers to comply with our social compliance program, changes in accounting standards and subjective assumptions, regulatory changes and legal matters and other risks identified in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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(Tables follow)

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Income

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended January 31,		Year Ended January 31,
	2016	2015	2016	2015
Net sales	$1,013,406	$1,011,044	$3,445,134	$3,323,077
Cost of sales	664,218	661,407	2,243,232	2,148,147

Gross profit	349,188	349,637	1,201,902	1,174,930
Selling, general and administrative expenses	232,739	225,655	848,323	809,545

Income from operations	116,449	123,982	353,579	365,385
Other expense, net	(894)	(375)	(3,548)	(1,935)

Income before income taxes	115,555	123,607	350,031	363,450
Income tax expense	42,677	43,309	125,542	131,022

Net income	$72,878	$80,298	$224,489	$232,428

Net income per common share:
Basic	$0.61	$0.61	$1.79	$1.70
Diluted	$0.61	$0.60	$1.78	$1.68
Weighted average common shares and common share equivalents outstanding:
Basic	118,568,962	132,053,126	125,232,499	136,651,899
Diluted	118,606,002	132,980,947	126,013,414	138,192,734
AS A PERCENT OF NET SALES
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales	65.5%	65.4%	65.1%	64.6%

Gross profit	34.5%	34.6%	34.9%	35.4%
Selling, general and administrative expenses	23.0%	22.3%	24.6%	24.4%

Income from operations	11.5%	12.3%	10.3%	11.0%
Other expense, net	(0.1%)	(0.1%)	(0.1%)	(0.1%)

Income before income taxes	11.4%	12.2%	10.2%	10.9%
Income tax expense	4.2%	4.3%	3.7%	3.9%

Net income	7.2%	7.9%	6.5%	7.0%

URBAN OUTFITTERS, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	January 31, 2016	January 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$265,276	$154,558
Marketable securities	61,061	104,246
Accounts receivable, net of allowance for doubtful accounts of $664 and $850, respectively	75,723	70,458
Inventory	330,223	358,237
Prepaid expenses, deferred taxes and other current assets	102,078	121,618

Total current assets	834,361	809,117
Property and equipment, net	863,137	889,232
Marketable securities	36,600	104,448
Deferred income taxes and other assets	99,203	85,944

Total Assets	$1,833,301	$1,888,741

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$118,035	$156,090
Accrued expenses, accrued compensation and other current liabilities	211,196	197,650

Total current liabilities	329,231	353,740
Long-term debt	150,000	—
Deferred rent and other liabilities	216,843	207,032

Total Liabilities	696,074	560,772
Shareholders’ equity:
Preferred shares; $.0001 par value, 10,000,000 shares authorized, none issued	—	—
Common shares; $.0001 par value, 200,000,000 shares authorized, 117,321,120 and 130,502,864 issued and outstanding, respectively	12	13
Additional paid-in-capital	—	—
Retained earnings	1,160,666	1,343,383
Accumulated other comprehensive loss	(23,451)	(15,427)

Total Shareholders’ Equity	1,137,227	1,327,969

Total Liabilities and Shareholders’ Equity	$1,833,301	$1,888,741